GUARDI & ASSOCIATES
ATTORNEYS AND COUNSELORS AT LAW
BUSINESS, CORPORATE AND SECURITIES LAW
WWW.SECLAWYER.ORG

NOEL EDMUND GUARDI, ESQ.
DIRECT DIAL: 303-969-8886
SECLAWYER@IONSKY.COM

February 18, 2008

Steven E. Humphries, Chief Executive Officer
DealerAdvance, Inc.
16801 Addison Road, Suite 310
Addison, Texas 75001

Re:	Legal Service Agreement for 2008-9

Dear Mr. Humphries:

You have asked us to provide legal consulting services to Dealer Advance, Inc. (the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to compliance with the periodic reporting and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time for one year from the date hereof.

You have asked us to propose an arrangement under which we would function as a virtual in-house counsel for purposes of compliance requirements and related matters with fees pursuant to a payment schedule. We have prepared this summary of our agreement for your approval.

The schedule attached hereto sets forth the Company’s requirements for the calendar year. Professional services necessary to complete these items are included in the fees described below. By our estimate, the matters within these requirements will take approximately 200 hours to complete. Fees for legal consulting services for such matters are $40,000 at $200.00 per hour, a discount of 25% from our prevailing rate, for all matters on the schedule. One fourth of these fees shall be paid upon signing and one-fourth at the beginning of each succeeding quarter. For matters on the schedule there will be no charges for the assistance of non-legal professional staff.

We propose to reduce the cash portion of fees for matters on the schedule and accept compensation in the form of 25,000,000 shares of Common Stock (the “Shares”) at an estimated value of $.002 to be treated as an earned retainer towards the $40,000 fixed fee set forth above and disbursements in an amount to be determined upon the sale of shares. Receipt of the earned retainer is hereby acknowledged. The Company shall file promptly a Registration Statement on Form S-8 with the United States Securities Exchange Commission to cover the resale of the Shares to the public. Promptly after the effective date of said registration statement, the Shares will be delivered without restrictive legend as designated. The Company will bear the costs of the registration and issuance of the Shares to be issued to us, except for fees for legal consulting services that are performed by us.

30 Years of Service to the Business, Corporate and Investment Communities

Legal Service Agreement
Dealer Advance, Inc.
February 18, 2008

From time to time, the Shares and/or the proceeds from the sale of the Shares shall be applied from trust to the balance due for professional fees and disbursements. To the extent the proceeds from the sale of the Shares exceed the balance due for professional fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the proceeds from the sale of the Shares do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding. It is anticipated that this balance will also be paid by the issuance and registration of additional shares.

Not included in the scope of the work covered by the foregoing fee schedule are:

1. Registration statements (To be billed at not more than 1.0% of the gross offering proceeds subject to a $4,000 minimum, $30,000 maximum).

2. Securities purchase agreements and loan agreements requiring a formal legal opinion to be issued to the investor or lender. (To be billed at not more than 0.5% of the gross offering proceeds subject to a $2,000 minimum, $15,000 maximum).

3. Proxy statement and annual meeting documents and attendance (Hourly basis subject to a maximum of $8,000).

4. Merger and acquisition negotiation and document drafting.

5. Rule 144 opinions on behalf of sellers.

6. Human resources matters.

7. Litigation and legal proceedings of any kind.

For the foregoing matters not included in the scope of the fixed fees and payment plan, and except as set forth above, you agree to pay hourly fees for legal consulting services rendered and the assistance of non-legal professional staff at the rates of two hundred twenty five dollars ($225.00) and forty-five dollars ($45.00), respectively, per hour expended on your behalf (a discount of 10% from our prevailing hourly rates), to be billed in arrears.

Legal Service Agreement
Dealer Advance, Inc.
February 18, 2008

Any advances paid hereunder will be held in a trust account for your benefit and applied to hourly fees and disbursements, as set forth below, as they are incurred.

You also agree to pay for disbursements. Disbursements include, among other things, delivery and airfreight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses advanced on your behalf. In such instances, costs may be billed directly to you or requested in advance and not advanced by me.

We agree that our fees shall be reasonable, and that any transaction in which we acquire an interest in the Company and the terms thereof shall be fair and reasonable to the Company.

We will render periodic statements to you reflecting the balance due for professional fees and disbursements from time to time. The balance due shall be payable upon receipt of the statement.

In offering to represent the Company on the basis set forth above, we reasonably believe that our representation will not be materially limited by our own interests, in particular, our interest in the price of the Company’s stock and the possible effect thereon on the course or outcome of matters in which we represent the Company.

The use of independent counsel may be advisable in entering into this legal service agreement and in connection with the issuance of shares hereunder. You have a reasonable opportunity to seek the advice of such independent counsel and have consented to our representation thereafter.

We agree to represent the Company zealously and with undivided loyalty at all times. We do not, and will not, represent, in any matter involving the Company, any individual director, officer, employee or shareholder of the Company.

We agree to use our best efforts to perform all services required in connection with our engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your cooperation in general.

You may terminate our engagement at any time for any reason. We may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with us or for any other just reason. In the event of termination of this agreement, we will promptly remit a statement indicating the then current balance due or remit the credit balance, if any, in your account.

Legal Service Agreement
Dealer Advance, Inc.
February 18, 2008

We appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

/s/ Noel Guardi

Noel Guardi, Esq.

Agreed to and accepted this 19th day of February 2008.

DEALER ADVANCE, INC.

/s/ Steven E. Humphries
Steven E. Humphries, Chief Executive Officer